EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Biomerica, Inc. and Subsidiaries

Irvine, California

We hereby consent to the incorporation by reference in, the previously filed Registration Statements on Form S-8 (Nos. 333-179443,  333-204410, 333-224836 and 333-256377) and Form S-3 (No. 333-239980) of Biomerica, Inc. and Subsidiaries, of our report dated August 27, 2021, except for the effect of the restatement disclosed in Note 11 of the May 31, 2021 consolidated financial statements, as to which the date is October 14, 2021, relating to the consolidated financial statements as of May 31, 2021 and for the year ended May 31, 2021, which appears in this Form 10-K.

/s/ PKF San Diego, LLP

PKF San Diego, LLP

(formerly PKF, LLP)

San Diego, CA

August 29, 2022